UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2013

HMS Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	814-00939	45-3999996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas 77056-6118
(Address of Principal Executive Offices) (Zip Code)

(888) 220-6121
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2013, HMS Income Fund, Inc. (the “Company”) entered into an Expense Support and Conditional Reimbursement Agreement (the “Reimbursement Agreement”) with its investment adviser, HMS Adviser LP, an affiliate of Hines (the “Adviser”). Under the Reimbursement Agreement, until December 31, 2013 or a prior date mutually agreed to by both parties, the Adviser will pay to the Company up to 100% of the Company’s operating expenses (the “Expense Support Payment”). Operating expenses are defined as 2013 third party operating costs and expenses incurred by the Company under generally accepted accounting principles for investment management companies. Any Expense Support Payments paid by the Adviser are subject to conditional reimbursement by the Company upon a determination by the Board of Directors of the Company that the Company has achieved a reasonable level of expenses relative to its investment income. Any repayment of Expense Support Payments will be made within a period not to exceed three years from the date each respective Expense Support Payment is determined. The Reimbursement Agreement may be terminated by the Company at any time, and shall automatically terminate upon termination of the Investment Advisory and Administrative Services Agreement dated as of May 31, 2012 between the Company and the Adviser, or upon liquidation or dissolution of the Company.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Expense Support and Conditional Reimbursement Agreement dated as of November 11, 2013 between HMS Income Fund, Inc. and HMS Adviser LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Income Fund, Inc.

Date: November 12, 2013	By:	/s/ Ryan T. Sims
Ryan T. Sims Chief Financial Officer and Secretary